Exhibit 10.1

September 30th, 2013

Award Receipt:	Award for Savara Inc. (“SAVARA”)

Purposes:	Funding of Phase 2a Clinical Trial for AeroVanc (a high performance inhalation powder formulation of vancomycin hydrochloride) for MRSA (the “Research Program”)

Payment of Award:	Up to $1.7 MM to the extent actually disbursed in accordance with Milestones Schedule in Exhibit B (the “Award”)

Term:	In accordance with the Projected Timing Schedule (Exhibit B)

Dear Dr. Jouhikainen:

We are pleased to inform you that Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), a non-profit affiliate of the Cystic Fibrosis Foundation that administers clinical research, therapeutics development and drug discovery payments in order to seek a cure for or mitigation of CF on behalf of individuals with the disease, is issuing a contracted research award for the Research Program in the amount of the Award. The Research Program Plan is set forth in Exhibit A. It is required that the awardee commit matching funds for the Research Program. Each party’s obligations hereunder will commence upon the initial distribution of the Award, designated as Milestone 1 in Exhibit B. The Award is subject to the following terms, conditions and provisions of this Letter Agreement (“Agreement”):

1.    Disbursement of Award; CFFT Know-How. The Award will be disbursed in accordance with the enumerated Milestones set forth in Exhibit B, in any event subject to the contingency and condition precedent of Savara’s submission to CFFT of a formal written request for disbursement of the award beginning with the initial milestone payment and including any additional milestones then applicable. Savara agrees to provide CFFT and the Program Advisory Committee (“PAG”) specified below with a written report at least ten (10) days prior to each meeting of the PAG (as hereafter defined), detailing progress toward achieving the Milestones. Such annual reporting detailing the progress of the development of the Product shall continue after the completion of the Research Program. Any CFFT funds not expended on the Research Program must be returned to CFFT, and upon such return, the amounts of such returned funds will not be included as part of the “Award” for purposes of calculating any royalties owed by SAVARA to CFFT. To the extent CFFT provides or makes available any information, expertise, know-how or other intellectual property related to cystic fibrosis (“CFFT Know-How”) to SAVARA, CFFT hereby grants to SAVARA a non-exclusive, sublicensable (through multiple tiers), worldwide right and license under all of CFFT’s rights in such CFFT Know-How to research, develop, commercialize, make, use, sell, offer for sale, import and otherwise exploit the “Product” (as defined in Paragraph 12 below) under this Agreement. For clarity, notwithstanding anything in this Paragraph 1 or elsewhere in this Agreement to the contrary, Savara shall have the unilateral right (a) to determine whether and when to trigger the Award by submitting the first invoice to CFFT (the “Effective Date”), in which event the remaining terms and conditions of this Agreement shall take effect, or (b) to decline the Award by formal written notice to CFFT at any time prior to triggering the Award, in which event this Agreement shall terminate and CFFT and Savara each shall be released from its respective obligations under this Agreement, including the Royalty Cap and the Buyout Option; provided that, if Savara does not trigger this Award within ninety (90) days after the date of this letter, the Award thereafter shall be null and void.

2.    Royalties. SAVARA agrees to pay to CFFT royalties as follows:

(a) SAVARA (or its “Affiliate” (as defined in Paragraph 12 below)) shall pay a one-time royalty to CFFT in an amount equal to three (3) times the amount of the Award (the “Royalty Cap”) if a Product resulting from the Research Program is approved for commercial sale and achieves “Net Sales” (as defined in Paragraph 12 below), such amount to be reduced by any amount previously paid in accordance with subparagraphs (d) or (e) of this Paragraph 2, payable in equal installments, as follows:

(i)    33% within sixty (60) days after the “First Commercial Sale” (as defined in Paragraph 12 below) of a Product;

(ii)     33% within ninety (90) days of the 1st anniversary of (i) above; and

(iii)     34% within ninety (90) days of the 2nd anniversary of (i) above.

(b) If annual Net Sales of the Product exceed $50,000,000 for any calendar year occurring during the first five (5) years after First Commercial Sale, SAVARA (or its Affiliate) shall pay an additional royalty to CFFT in an amount equal to one (1) times the Award within ninety (90) days of achieving such Net Sales.

(c) If annual Net Sales of the Product exceed $100,000,000 for any calendar year occurring during the first five (5) years after First Commercial Sale, SAVARA (or its Affiliate) shall pay an additional royalty to CFFT in an amount equal to one (1) times the Award within ninety (90) days of achieving such Net Sales.

(d) In the event of a Change of Control Transaction or a license to SAVARA Research Program Technology in the Field prior to the second anniversary of the Effective Date of the Award, SAVARA shall pay to CFFT an amount equal to 5% of any amount received by SAVARA from the third party (excluding payments or reimbursements for (i) the research, development or commercialization of the Product, (ii) any issuance of debt or equity securities of SAVARA and/or (iii) patent prosecution, defense, enforcement, maintenance and/or other related activities), up to two (2) times the Award, payable within 90 days after SAVARA’s receipt of any such amount. All payments under this subparagraph (d) shall be applied against the Royalty Cap.

(e) In the event of a Change of Control Transaction or a license to SAVARA Research Program Technology in the Field on or after the second anniversary of the Effective Date of the Award, SAVARA shall pay to CFFT an amount equal to 5% of any amount received by SAVARA from the third party (excluding payments or reimbursements for (i) the research, development or commercialization of the Product, (ii) any issuance of debt or equity securities of SAVARA and/or (iii) patent prosecution, defense, enforcement, maintenance and/or other related activities), up to three (3) times the Award, payable within 90 days after SAVARA’s receipt of any such amount. All payments under this subparagraph (e) shall be applied against the Royalty Cap.

3.     Commercially Reasonable Efforts. Subject to a “Technical Failure” (as defined in Paragraph 12 below), SAVARA shall use Commercially Reasonable Efforts (“CRE”) to conduct the Research Program during the term of this Agreement.

4.     Program Advisory Committee (“PAG”). SAVARA and CFFT shall form a five-person PAG to oversee the Research Program. The PAG shall consist of two (2) individuals appointed by SAVARA, two (2) individuals appointed by CFFT. and one (1) independent individual mutually agreed to and appointed by both parties. One of such individuals from SAVARA and CFFT, respectively, shall be the principal liaison to the Research Program. The PAG shall meet (either in person or by telephone) at least once each quarter during the Research Program. In addition to oversight duties, the PAG shall govern by consensus. Issues upon which the PAG is unable to achieve a consensus decision shall be determined by majority vote, including whether Milestones have been accomplished. The duties and existence of the PAG shall expire upon completion of the Research Program.

5.     Interruption License. SAVARA hereby grants to CFFT an interruption license, which license shall be contingent on the occurrence of an “Interruption” (as defined in Paragraph 12 below) and shall be effective on the “Interruption License Effective Date” (as defined in this Paragraph 5 below) (the “Interruption License”). If upon written notice from CFFT following an Interruption (the “Interruption Notice”), SAVARA fails to demonstrate a Technical Failure or confirm its intention to resume CRE on the research and development or related funding activities of the Product within 180 days of (and actually resumes such CRE within ninety (90) days thereafter) receipt of such Interruption Notice (the “Interruption Correction Period”), the Interruption License shall become effective (the “Interruption License Effective Date”), provided that the Interruption Correction Period shall apply only once during the term of this Agreement. The Interruption License shall be an exclusive (even as to SAVARA), worldwide license to CFFT under SAVARA Research Program Technology limited to the right to manufacture, have manufactured, license, use, sell, offer to sell, and support any invention of a Product resulting from the SAVARA Research Program Technology in the Field. For clarity, delays resulting from events outside of SAVARA’s reasonable control (including without limitation technical difficulties, shortages of supplies or materials, delays in preclinical or clinical studies or regulatory processes, “Force Majeure” (as defined in Paragraph 12 below), and the like) will not be deemed cessation of the use of CRE. SAVARA shall deliver to CFFT, within ninety (90) days of the Interruption License Effective Date, a copy of all materials and data in its possession or control generated in the performance of the Research Program and SAVARA Research Program Technology, and a copy of all other materials and data that SAVARA may own and/or control that are required by CFFT to use and practice the Product in the Field. In the event that SAVARA transfers all of or certain of its rights and obligations to develop and commercialize a Product at any time to a third party, such third party shall be subject to the obligations of the Interruption License. All rights and licenses granted under or pursuant to this Agreement by either party, including the Interruption License, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that each party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.

6.    Indemnification by SAVARA.

(a) SAVARA shall indemnify, defend and hold harmless CFFT, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, an “CFFT Indemnitee”), from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, resulting therefrom and relating to:

(i)    the conduct of the Research Program by SAVARA or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, a “SAVARA Party”) under this Agreement and/or pursuant to one or more agreements between SAVARA and any SAVARA Party, or any actual or alleged violation of law resulting therefrom;

(ii)    any Product developed in whole or in part as a result of the Research Program;

(iii)    any claim of infringement or misappropriation with respect to the Research Program or any Product developed in whole or in part as a result of the Research Program; and

(iv)    any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the Research Program or any Product developed in whole or in part as a result of the Research Program;

in each case except to the extent the claim, suit or demand results from the negligence, willful misconduct or other fault of a CFFT Indemnitee.

(b) CFFT will promptly notify SAVARA of any injuries and claims of which it is made aware. CFFT will cooperate, and exert efforts to cause other CFFT lndemnitees to cooperate, in assisting SAVARA in presenting a defense, if requested to do so. SAVARA shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at SAVARA’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any CFFT Indemnitees. In the event a claim or action is or may be asserted, CFFT and CFFT Indemnitees shall have the right to select and to obtain representation by separate legal counsel. If CFFT or any CFFT Indemnitee exercises such right, all costs and expenses incurred for such separate counsel shall be borne by CFFT or the CFFT Indemnitee.

(c) CFFT will indemnify, defend and hold harmless SAVARA, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (“SAVARA Indemnitees”) from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) payable to such third parties arising out of, resulting therefrom and relating to any exercise of the Interruption License, except to the extent the claim, suit or demand results from the negligence, willful misconduct or other fault of a SAVARA Indemnitee. The provisions of Paragraph 6(b) above similarly shall apply to any such claims, suits and demands, with the proviso that any reference to and covenants made by “SAVARA” and “CFFT,” respectively, shall be switched, and that reference to “SAVARA lndemnitees” shall replace any reference to “CFFT Indemnitees.”

7.     Insurance.     SAVARA shall maintain at its own expense, with a reputable insurance carrier reasonably acceptable to CFFT, coverage for SAVARA, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the research efforts being conducted by SAVARA, the following policies:

(a) Commercial general liability insurance, including:

(i)	contractual liability as respects this Agreement for bodily injury and property damage;

(ii)	products liability; and

(iii)	clinical trials liability.

If and to the extent commercially available and reasonably practicable, insurance policies maintained by SAVARA shall name CFFT as an additional insured. Maintenance of such insurance coverage will not relieve SAVARA of any responsibility to CFFT under this Agreement for damage in excess of insurance limits or otherwise. On or prior to the Effective Date of this Agreement, if and to the extent commercially available and reasonably practicable, SAVARA shall provide CFFT with an insurance certificate from the insurer(s), broker(s) or agent(s) (hereinafter collectively the “Insurance Providers”) evidencing each insurance coverage and the Insurance Providers agreement to notify CFFT within ten (10) days after any cancellation of such insurance coverage. At its reasonable request, CFFT may review SAVARA’s insurance coverage with relevant SAVARA personnel from time to time.

8.     Intellectual Property Rights. All inventions resulting from the Research Program shall be owned by SAVARA and the preparation, filing and maintenance of all patents resulting from the Research Program shall be the sole responsibility of SAVARA. Except as provided in Paragraph 5, CFFT renounces and otherwise assigns and transfers to SAVARA all of CFFT’s rights to intellectual property resulting from the Research Program.

9.    Termination of Agreement. Either party may terminate this Agreement for cause without prejudice to any other remedies available to the terminated party by providing the other party with written notice; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause. For these purposes, cause shall mean material failure by SAVARA to satisfy the Milestones; SAVARA’s material breach in the performance of its material covenants or obligations under this Agreement; or CFFT’s material breach in the performance of its material covenants or obligations under this Agreement. Cause shall also include filing of either party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all of substantially all of its assets if such filing is not dismissed within sixty (60) days after the date of its filing.

10.     Audits. At the request of CFFT, from time to time, SAVARA shall permit CFFT, upon reasonable notice and at reasonable times and places, to audit and examine such books and records of SAVARA as may be necessary for verifying SAVARA’s expenditures of the Award, the matched funds and the payment of royalties, if any, but no more frequently than once per year. All non-public information made available by SAVARA as part of any such audit, any other reports (whether written or non-written) or otherwise hereunder (including in connection with the PAG) shall be regarded as SAVARA’s confidential information and CFFT hereby covenants that, except to the extent required by law (provided that CFFT promptly notifies SAVARA of such requirement and permits SAVARA to seek, and reasonably cooperates with SAVARA at SAVARA’s expense in seeking, a protective order therefor), it shall not use or disclose any such information for any purpose other than determining whether SAVARA has complied with its obligations hereunder (provided that CFFT may also use information provided through the PAG to further the purposes of the PAG hereunder), and shall maintain such information in confidence in a manner at least as restrictive as its manner of treating its own confidential information of similar nature and in any event not less than with a reasonable degree of care.

11.    Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

(b) Dispute Resolution.

(i)     In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, a designated senior officer of each party shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute. If the Dispute is not resolved within thirty (30) days pursuant to such discussions, either party may institute arbitration in accordance with (ii) below.

(ii)     In the event any Dispute is not resolved in accordance with (i), such Dispute shall be resolved by final and binding arbitration. Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving notice shall refrain from instituting the arbitration proceedings for a period of thirty (30) days following notice. Arbitration shall be held in New York, New York, or any other mutually agreed location, according to the then-current commercial arbitration rules of the Center for Public Resources (“CPR”), except to the extent such rules are inconsistent with this subparagraph. The arbitration will be conducted by one (1) arbitrator who shall be reasonably acceptable to the parties and who shall be appointed in accordance with CPR rules. If the parties are unable to select an arbitrator, then the arbitrator shall be appointed in accordance with CPR rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical, clinical, and industry knowledge. Within twenty (20) days of the selection of the arbitrator, each party shall submit to the arbitrator a proposed resolution of the Dispute that is the subject of the arbitration (the “Proposals”). The arbitrator shall thereafter select one of the Proposals so submitted as the resolution of the Dispute, but may not alter the terms of either Proposal and may not resolve the Dispute in a manner other than by selection of one of the submitted Proposals. If a party fails to submit a Proposal, the arbitrator shall select the Proposal of the other party as the resolution of the Dispute. The arbitrator shall agree to render its opinion within thirty (30) days of the final arbitration hearing. No arbitrator shall have the power to award punitive damages regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrator shall be confidential, final and binding on all of the parties. The arbitral award shall be in writing and the arbitrator shall provide written reasons for the award. Judgment on the award so rendered may be entered in a court having jurisdiction thereof or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. The parties shall share the costs of arbitration equitably according to the decision of the arbitrator. Nothing in this subparagraph will preclude either party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such party or to preserve the status quo pending the arbitration proceeding.

(c) This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

(d) All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to CFFT, at:

Robert J. Beall, Ph.D.

President and CEO

6931 Arlington Rd.; Suite 200

Bethesda, MD 20814

Phone: 301-907-2541

Fax: 301-907-2699

Email: rjb@cff.org

with a copy to:

Kenneth I. Schaner, Esq.

Schaner & Lubitz, PLLC

6931 Arlington Rd.; Suite 200

Bethesda, Maryland 20814

Phone: 240-482-2848

Fax: 202-470-2241

E-mail: ken@schanerlaw.com

if to Savara, at:

Robert Neville

CEO

Savara

900 S. Capital of Texas Hwy

Suite 150

Austin, TX 78746

Phone: 512-614-1848

Fax: 855-298-2020

Email: rob.neville@savarapharma.com

with a copy to:

Thomas W. Fredrick, Esq.

Life Science Legal LLC

214 South Spring Street

Independence, Missouri 64050

Phone: 816-665-1760

E-mail: tfredrick@lifesciencelegal.com

(e) The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f) SAVARA will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement, but rather will at all times in good faith assist in the carrying out of all such terms, provisions, covenants and agreements and in the taking of all such actions as may be necessary, advisable or appropriate in order to protect the rights of CFFT against impairment.

(g) This Agreement may not be assigned by any party (other than to an Affiliate or to a successor to all or substantially all of such party’s assets or business to which this Agreement relates) without the consent of the other party.

(h) Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFFT and SAVARA, each of which is an independent contracting party. Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(i) The Public Affairs Department of CFFT and SAVARA shall agree on any press release or other publications concerning work funded by this Award prior to its issuance. The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures and the parties acknowledge that SAVARA intends to publish the results of the Research Program in a major scientific peer-reviewed publication as soon as reasonably practicable. In furtherance of the foregoing, but subject to SAVARA’s right to preserve and protect its confidential information and any information that if published would have an adverse effect on any patent application which SAVARA intends to file, SAVARA agrees to make available to academic third parties for non-commercial research purposes such tangible research materials or resources developed during the Research Program as SAVARA considers appropriate under the circumstances. CFFT’s support for the Research Program shall be acknowledged in any press releases and publications relating to the Research Program.

(j) Anti-terrorism. In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, SAVARA shall take reasonable steps to ensure that the payments received from CFFT are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations. SAVARA certifies to the best of its knowledge after reasonable inquiry that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control (OFAC) sanctions.

12.    Definitions. Unless otherwise defined in this letter, the following shall apply:

•	“Affiliate” shall mean, with respect to a party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such party. For these purposes, “control” shall refer to (A) the ownership, directly or indirectly, of at least Fifty Percent (50%) of the voting securities or other ownership interest of an entity; or (B) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

•	“Change of Control Transaction” shall mean the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, constituting (i) a merger, share exchange or other reorganization (“Merger”), (ii) the sale by one or more stockholders of a majority of the voting power of Savara (“Stock Sale”), or (iii) a sale of all or substantially all of the assets of Savara (or that portion of its assets related to the subject matter of this Agreement) (“Asset Sale”) in which for (i), (ii), and (iii) above, the stockholders of Savara immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be. For purposes of clarity, and notwithstanding anything to the contrary, a Change of Control Transaction shall not include any bona fide financing transaction for the benefit of Savara (i.e. in which Savara raises capital for general working or other business purposes) in which voting control of Savara transfers to one or more persons or entities who acquire shares of Savara capital stock from Savara in exchange for cash, the cancellation of indebtedness owed by Savara, or any combination thereof and the Savara shareholders receive no consideration in connection with the transaction.

•	“Commercially Reasonable Efforts” or “CRE” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards to research, develop, commercialize and finance a Product where such research, development and commercialization is technically feasible, devoting the same degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for products at a comparable stage in development (with similar market potential, and taking into account on a then-contemporaneous basis, without limitation, issues of safety and efficacy, anticipated approved labeling, proprietary position, the competitive environment including without limitation alternative products in the marketplace or under development, the regulatory environment including without limitation the likelihood of regulatory approval, and other relevant scientific, technical and commercial factors including without limitation the profitability of the Product), with the objective of launching Products in Field the United States as soon as commercially practicable.

•	“Field” shall mean any use of Products for the treatment of Methicillin-resistant Staphylococcus Aureus (MRSA) infections in humans with cystic fibrosis and/or other pulmonary disorders where the AeroVanc dry powder formulation is utilized.

•	“First Commercial Sale” shall mean the first sale for use or consumption in the Field of Products in any country after required marketing approval has been granted by the governing health authority.

•	“Force Majeure” shall mean shall mean any occurrence beyond the reasonable control of a party that prevents or substantially interferes with the performance by the party of any of its obligations under this Agreement, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government; or breakdown of plant, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation; or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of the party.

•	“Interruption” shall mean the occurrence if, for more than one (1) year at any time before the First Commercial Sale of a Product, SAVARA, its Affiliates, licensees, sublicensees, transferees and/or successors, all cease to conduct, or have ceased CRE with respect to, the research and development of the Product.

•

“Net Sales” shall mean, for the applicable period, the gross amount invoiced by SAVARA and its Affiliates on account of sales of the Product to third parties as a human therapeutic for MRSA in cystic fibrosis, less the total of deductions not otherwise reimbursed by the customer for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates, and refunds, (ii) administrative, management, and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates, and fees paid to distributors, (iv) chargebacks, and (v) any other allowances that effectively reduce the net selling price; (b) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (c) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority; (d) sales, use, excise, or value-added taxes and other taxes and duties directly related to the production, sale, delivery, or use of the Product (but not including taxes assessed against the income derived from such sale); and (e) the cost of freight, postage, shipping, insurance, and special packaging.

•	“Product” shall mean any inhaled vancomycin therapy for cystic fibrosis and/or other pulmonary disorders utilizing the AeroVanc dry powder formulation resulting directly or indirectly from the Research Program for use in the Field.

•	“SAVARA Research Program Technology” shall mean all technology necessary for use of the Product in the Field at any time discovered or developed, or controlled, by SAVARA or its Affiliates, as a result of the Research Program under this Agreement solely for purposes of the Interruption License, including, without limitation, technology owned or controlled by SAVARA prior to SAVARA’s performance of the Research Program under this Agreement that are necessary in the performance of the Research Program under this Agreement.

•	“Technical Failure” shall mean the failure of the Research Program despite the exercise of CRE to meet the respective Milestones as determined by the PAG because of: (a) material technology or product development challenges, regulatory hindrances or partnership or supplier delays that are unlikely to be resolved in a reasonable timeframe; (b) material unforeseen intellectual property issues that will adversely affect SAVARA’s ability to commercialize a Product. If the PAG determines that CRE, including reasonable expenditures, are likely to resolve any of the foregoing issues and SAVARA does not undertake such CRE, then such failure shall not constitute a Technical Failure; if the PAG determines that CRE, including reasonable expenditures, are unlikely to resolve any of the foregoing issues, then such failure shall constitute a Technical Failure. If the PAG fails to agree on whether a Technical Failure has occurred, the PAG shall attempt to resolve such deadlock expeditiously for a period of thirty (30) days by engaging in good faith discussions. If such deadlock is not resolved after such thirty (30) day period, then, such deadlock shall be resolved in accordance with the dispute resolution process set forth in subparagraph 11(b) above.

•	“Technology” shall mean intellectual property, data, technical information, know-how, inventions (whether or not patented), trade secrets, laboratory notebooks, and processes and methods.

We are pleased to make the Award described in this Agreement. Please indicate your agreement to the terms set forth in this Agreement by signing below.

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THE SIGNATURE PAGE IMMEDIATELY FOLLOWS]

Sincerely,

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.

By:	/s/ Robert J. Beall, Ph.D.
Name:	Robert J. Beall, Ph.D.
Title:	President and CEO
Agreed: SAVARA INC.
By:	/s/ Robert Neville
Name:	Robert Neville
Title:	CEO

Exhibit A

Research Program Plan

Exhibit B

Milestone Schedule

Milestone Description	Milestone Payment	Projected Timing
1: Contract signed	$300,000
2: Median patient enrolled in Phase 2A AeroVanc MRSA trial	$400,000	December 2013
3: Last patient enrolled in Phase 2A AeroVanc MRSA trial	$300,000	June 2014
4: Last patient, last visit in Phase 2A AeroVanc MRSA trial	$300,000	August 2014
5: Integrated clinical and statistical report of Phase 2A AeroVanc MRSA trial approved by CFFT	$400,000	November 2014

Milestone Payments shall be made by CFFT within thirty (30) days of receipt from Savara of the corresponding invoice and supporting documentation verifying occurrence of such milestone, as determined by PAG.

Amendment No. 1 to Research Program Award Letter Agreement

This Amendment to the Research Program Award Letter Agreement (this “Amendment No. 1”) is entered into and effective as of the 30th day of September, 2017 (“Amendment No. 1 Effective Date”) by and between Savara Inc. (“Savara”) and Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”).

WHEREAS, the parties entered into that certain Research Program Award Letter Agreement, dated as of September 30, 2013 (the “Agreement”);

WHEREAS, Savara is conducting an evaluation of the Product and requires additional funding in order to undertake further necessary additional research; and

WHEREAS, CFFT is willing to increase the amount of the Award hereinafter set forth to fund the additional research required in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement as amended by this Amendment No. 1 and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Recent Merger. Savara acknowledges that it has closed its merger with Mast Therapeutics, Inc. (the “Merger”). Accordingly, Savara confirms that, following the Merger, it (i.e., Savara Inc., a Delaware corporation) remains the real party in interest with respect to the Agreement and all of Savara’s rights and obligations under the Agreement, including the rights and obligations specified in this Amendment No. 1.

2.	Amendment to Amount of Award in Heading. The Payment of Award as set forth in the heading of the Agreement is amended in relevant part by replacing“$1.7MM” with“$6,700,000”, which additional amount of $5,000,000 shall be payable to Savara, if and to the extent actually invoiced by Savara, in accordance with Amended and Restated Exhibit B (see below) attached to this Amendment No. 1.

3.	Amendment to Paragraph 1 of the Agreement. Paragraph 1 of the Agreement is hereby amended in relevant part by deleting the last sentence of the Paragraph.

4.	Amendment to Paragraph 2 of the Agreement. On and subject to Savara having received a payment based on any of the milestones numbered 2 to 7 set forth in Exhibit B, Paragraph 2 of the Agreement is hereby amended in relevant parts as follows:

(a)	By amending Paragraph 2(a) to delete “three (3)” and inserting in lieu thereof “four (4)”;

(b)	By amending Paragraph 2(c) to delete “five (5)” and inserting in lieu thereof “seven (7)”;

(c)	By amending Paragraph 2(e) to delete (I)“5%” and inserting in lieu thereof “7.5%”, and (II) “three (3) times the Award” and inserting in lieu thereof “the Royalty Cap”; and for clarity, the term “Effective Date” used in such Paragraph shall mean September 13, 2013;

(d)	By amending Paragraph 2(e) to insert prior to the word “license” the following: “sale or”; and

(e)	By adding the following new provision after Paragraph 2(e): “(f) In the event of a Change of Control Transaction or a sale or license of SAVARA Research Program Technology, SAVARA shall continue paying, or cause the licensee or transferee to assume, any remaining royalties payable to CFFT under Subparagraphs (a), (b), and (c).”

5.	Amendment to Paragraph 11(d) of the Agreement. Paragraph 11(d) of the Agreement is hereby amended in relevant part by deleting the name and contact information provided beneath the words “if to CFFT, at:” and replacing them with the following information:

Preston Campbell, III, M.D. 4550 Montgomery Avenue, Suite 1100N Bethesda, Maryland 20814 Phone: 301-907-2689 Fax: 301-907-2699 Email: pcampbell@cff.org;

and by changing the address to which copies are sent to the same as above, Attn.: Kenneth I. Schaner, Esq.

6.	Amendment to Exhibit A of the Agreement. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Development Program Plan attached hereto as Exhibit A and incorporated by this reference.

7.	Amendment to Exhibit B (Payment Schedule) of the Agreement. Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Payment Schedule attached hereto as Exhibit B and incorporated by this reference.

8.	Defined Terms and Agreement Continuing Effect. Except as provided in this Amendment No. 1, the terms and conditions of the Agreement shall remain in full force and effect and capitalized terms shall have the same meaning ascribed to such terms in the Agreement. This Amendment No. 1 is hereby integrated into and made part of the Agreement. The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

9.	Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

THE SIGNATURE PAGE IMMEDIATELY FOLLOWS]

In WITNESS WHEREOF, the undersigned have executed and delivered this Amendment No. 1 as of the Amendment No. 1 Effective Date.

Cystic Fibrosis Foundation Therapeutics, Inc.		Savara Inc.

By:	/s/ Preston Campbell	By:	/s/ Rob Neville
Name:	Preston Campbell	Name:	Rob Neville

Title:	President and CEO	Title:	CEO
	(Duly authorized)		(Duly authorized)

EXHIBIT A

Development Program Plan and Budget

Reference is made to that certain program plan and budget submitted by Savara to CFFT in 2016 and the clinical Phase III study protocol as submitted to the CF Therapeutics Development Network (TDN).

EXHIBIT B

Amended and Restated Payment Schedule

Milestone	Milestone Payment	Expected Milestone Completion Date
1. Milestones prior to Amendment No. 1 Effective Date.	$1,700,000	Completed
2. Execution of Amendment 1	$400,000	May 2017
3. First patient dosed in the AeroVanc phase 3 MRSA CF trial	$1,050,000	October 2017
4. Median patient enrolled in the AeroVanc phase 3 MRSA CF trial	$1,300,000	May 2018
5. Last patient enrolled in the AeroVanc phase 3 MRSA CF trial	$1,000,000	December 2018
6. Last Patient Visit in the AeroVanc phase 3 MRSA CF trial	$500,000	December 2019
7. .Provide to CFFT an integrated clinical and statistical report of the AeroVanc phase 3 MRSA CF trial	$750,000	June 2020

Milestone payments will be made to Savara within forty-five (45) days after receiving an invoice for such Milestone and confirmation by the PAG that such Milestone has been achieved.

After Milestone 1, payment is contingent upon Savara demonstrating to CFFT’s satisfaction that it has received and maintains a binding commitment from third parties or has existing funds to pay the costs of the Phase 3 clinical trial that are not covered by this Award.